Exhibit 99.1

MARKEL ESTIMATES HURRICANE KATRINA LOSSES

FOR IMMEDIATE RELEASE	CONTACT: BRUCE A. KAY
TELEPHONE: 804-747-0136

Richmond, VA, September 27, 2005— Markel Corporation (NYSE - MKL) announced today that estimated after tax losses, including reinstatement premiums, from Hurricane Katrina are expected to range from $125 million to $150 million. The Company’s estimate of hurricane losses is based on claims received to date, industry loss estimates, output from both industry and proprietary models as well as a review of in-force contracts. This estimate is preliminary and based on broad assumptions about coverage, liability and reinsurance. More complete details about these matters, as well as estimated losses from Hurricane Rita, will be included in the Company’s full quarterly results which are expected to be available on November 2, 2005.

Alan I. Kirshner, Chairman and Chief Executive Officer commented: “Our financial losses from Katrina are estimated to exceed what our modeling techniques predicted for an event of this type. We expect to promptly complete a review of our modeling tools and adjust our underwriting practices accordingly. With net worth in excess of $1.7 billion at June 30, 2005, our financial condition and ability to serve our customers remains strong.”

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995 and a general cautionary statement about our business. Future actual results may materially differ from those estimated in these statements because of many factors. Among other things, the impact of recent hurricanes will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. Inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. Additional factors which could affect the Company are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.

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